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                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE                                   CONTACT:

Valhi, Inc.                                             Bobby D. O'Brien
Three Lincoln Centre                                    Vice President
5430 LBJ Freeway, Suite 1700                            (972) 233-1700
Dallas, Texas  75240-2697
(972) 233-1700

                           VALHI REPORTS 2005 RESULTS

     DALLAS, TEXAS . . March 16, 2006. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $14.9 million, or $.13 per diluted share, in the fourth quarter of 2005 compared to a loss of $31.4 million, or $.26 per diluted share, in the fourth quarter of 2004. For the full year of 2005, the Company reported income from continuing operations of $81.7 million, or $.68 per diluted share, compared to income of $226.3 million, or $1.88 per diluted share, for 2004.

     Chemicals sales increased $17.5 million in the fourth quarter of 2005 compared to the fourth quarter of 2004, and increased $68.1 million for the year. The increase in sales in the fourth quarter of 2005 is due primarily to higher average TiO2 selling prices and sales volumes, partially offset by the effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $8 million for the period. For the full year of 2005, the increase in sales is due primarily to the net effects of higher average TiO2 selling prices, lower sales volumes and fluctuations in foreign currency exchange rates, which increased sales by approximately $16 million for the full year. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the fourth quarter of 2005 were 5% higher as compared to the fourth quarter of 2004, and were 8% higher for the year. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the fourth quarter and full-year 2005 increased 1% and 9%, respectively, compared to the same periods of 2004.

     Kronos' TiO2 sales volumes in the fourth quarter of 2005 were 4% higher than the fourth quarter of 2004, as higher volumes in Europe and in export markets more than offset the effect of lower volumes in North America. Sales volumes for the full year declined by 4%. Kronos' operating income comparisons were favorably impacted by higher production levels, which increased 2% in full-year 2005 as compared to 2004. Production volumes in the fourth quarter of 2005 were slightly lower than the fourth quarter of last year. Kronos' operating rates were at near full capacity in all periods, and Kronos' production volumes in 2005 were a new record for Kronos for a fourth consecutive year. Fluctuations in foreign currency exchange rates resulted in approximately a net $6 million increase in chemicals operating income for the year-to-date period ($5 million for the quarter-to-quarter comparison). Chemicals operating income in 2004 also includes $6.3 million of income ($3.5 million, or $.03 per diluted share, net of income taxes and minority interest) in the second quarter related to Kronos' settlement of a contract dispute with a customer.

     On September 22, 2005, the chloride-process TiO2 facility operated by Kronos' 50%-owned joint venture, Louisiana Pigment Company ("LPC"), temporarily halted production due to Hurricane Rita. Although storm damage to core processing facilities was not extensive, a variety of factors, including loss of utilities, limited access and availability of employees and raw materials, prevented the resumption of partial operations until October 9, 2005 and full operations until late 2005. LPC expects the majority of its property damage and unabsorbed fixed costs for periods in which normal production levels were not achieved will be covered by insurance, and Kronos believes insurance will cover its lost profits (subject to applicable deductibles) resulting from its share of the lost production from LPC. Insurance proceeds from the lost profit for product that Kronos was not able to sell as a result of the loss of production from LPC are expected to be recognized by Kronos during 2006, although the amount and timing of such insurance recoveries is not presently determinable. The effect on Kronos' financial results will depend on the timing and amount of insurance recoveries. Kronos' warehouse and slurry facilities located near LPC's facility were also temporarily closed due to the storm, but property damage to these facilities was not significant.

     Component product sales were higher in 2005 as compared to 2004 principally due to increases in selling prices for certain products across all segments to recover volatile raw material prices, sales volume associated with a business acquired in 2005 and the net effect of fluctuations in currency exchange rates, which increased sales by $1.5 million in the year-to-date period, partially offset by sales volume decreases for certain products resulting from Asian competition. Component products operating income increased in 2005 as compared to 2004 as the favorable impact of continued reductions in manufacturing, fixed overhead and other overhead costs more than offset the negative impact of changes in foreign currency exchange rates, which decreased operating income by approximately $2.3 million in the year-to-date period, and higher raw material costs. Waste management sales increased in 2005, but its operating loss also increased, as higher operating costs more than offset the effect of higher utilization of certain waste management services.

     As previously reported, effective January 1, 2005, TIMET (an equity method investee of the Company) changed its method of accounting for approximately 40% of its inventories from the last-in, first-out ("LIFO") method to the specific identification cost method, representing all of its inventories previously accounted for under the LIFO method. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company has retroactively restated its consolidated financial statements to reflect its results of operations as if TIMET had accounted for such inventories under the new method for all periods presented. As a result, the Company's income from continuing operations in the fourth quarter and full-year of 2004 is $1.3 million and $2.1 million, respectively, higher than previously reported.

     TIMET's sales increased from $137.0 million in the fourth quarter of 2004 to $220.8 million in the fourth quarter of 2005, with sales up from $501.8 million to $749.8 million for the year. TIMET's operating income increased in the fourth quarter of 2005 from $17.8 million to $63.0 million, with full-year operating income increasing from $43.0 million to $171.1 million. The improvement in TIMET's operating results in 2005 was due in part to increases in average selling prices for melted products (ingot and slab) of 62% in the fourth quarter and 48% for the year, and increases in TIMET's mill product average selling prices of 39% and 30%, respectively. TIMET's mill products sales volumes were also higher in 2005, increasing 15% in the fourth quarter and 11% in the year-to-date period, and sales volumes of melted products increased 8% and 6%, respectively. TIMET's operating results comparisons were also favorably impacted by improved plant operating rates, which increased from 73% for 2004 to 80% for 2005, and higher gross margin from the sale of titanium scrap and other non-mill products. In addition, TIMET's operating results comparisons were negatively impacted by higher costs for raw materials and energy and accruals for certain performance-based employee compensation. TIMET's results in 2005 include a second quarter pre-tax gain of $13.9 million ($2.6 million, or $.02 per diluted share, net of income taxes and minority interest to Valhi) related to the sale of certain real property adjacent to TIMET's facility in Nevada. TIMET's results in 2005 also include a $50.2 million income tax benefit ($13.7 million, or $.11 per diluted share, net of minority interest to Valhi) related to reversal of the valuation allowances attributable to TIMET's deferred income tax assets in the U.S. and U.K. Equity in earnings of TIMET in 2004 includes income of (i) $6.3 million in the third quarter ($4.1 million, or $.03 per diluted share, net of income taxes) related to a nonoperating gain recognized by TIMET upon the exchange of substantially all of its convertible preferred debt securities for a new issue of TIMET preferred stock, and (ii) $1.7 million ($1.1 million, or $.01 per diluted share, net of taxes) in the fourth quarter related to an income tax benefit recognized by TIMET resulting from utilization of a capital loss carryforward, the benefit of which had not been previously recognized by TIMET.

     General  corporate  interest and  dividend  income was higher in the fourth quarter and full-year of 2005 as compared to the same periods of 2004 due primarily to a higher level of dividend income related to the Company's investment in The Amalgamated Sugar Company LLC. The $21.6 million write-off of accrued interest receivable in the fourth quarter of 2005 relates to the previously-reported forgiveness of interest receivable on the Company's loan to Snake River Sugar Company, which loan was prepaid in October 2005. Net securities transactions gains in 2005 relate principally to (i) NL's sale of shares of Kronos common stock in market transactions of $14.7 million ($6.6 million, or $.05 per diluted share, net of income taxes and minority interest) and (ii) Kronos' $5.4 million gain ($3.1 million, or $.03 per diluted share, net of income taxes and minority interest) related to the sale of its passive interest in a Norwegian smelting operation. Net securities transactions gains in the fourth quarter of 2004 include a $2.2 million gain ($1.2 million, or $.01 per diluted share, net of income taxes and minority interest) related to NL's sale of shares of Kronos common stock in market transactions. General corporate expenses were higher in 2005 due primarily to higher legal expenses of NL. Interest expense was higher due primarily to higher outstanding levels of debt at Kronos.

     The Company's income tax expense in 2005 includes the net non-cash effects of (i) the aggregate favorable effects of recent developments with respect to certain non-U.S. income tax audits of Kronos, principally in Belgium and Canada, of $12.5 million ($10.8 million, or $.09 per diluted share, net of minority interest), (ii) the favorable effect of recent developments with respect to certain income tax items of NL of $7.4 million ($6.2 million, or $.05 per diluted share, net of minority interest), (iii) the unfavorable effect with respect to the loss of certain income tax attributes of Kronos in Germany of $17.5 million ($15.2 million, or $.13 per diluted share, net of minority interest) and (iv) the unfavorable effect with respect to a change in CompX's permanent reinvestment conclusion regarding its non-U.S. subsidiaries of $9.0 million ($5.1 million, or $.04 per diluted share, net of minority interest). As previously reported, the Company's income tax benefit in 2004 includes (i) a $268.6 million non-cash income tax benefit ($230.2 million, or $1.91 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards) and (ii) a $48.5 million non-cash income tax benefit ($40.4 million, or $.34 per diluted share, net of minority interest) related to income tax attributes of a subsidiary of NL.

     As previously reported, in January 2005 CompX completed the sale of its Thomas Regout operations in The Netherlands, and accordingly the results of operations of Thomas Regout are classified as discontinued operations for all periods presented. Discontinued operations in the fourth quarter of 2004 include a $6.5 million impairment charge to write-down CompX's investment in the Thomas Regout operations to its estimated net realizable value. Such impairment charge represented an impairment of goodwill. Discontinued operations in the fourth quarter of 2004 also includes a $4.2 million income tax benefit associated with the U.S. capital loss realized in the first quarter of 2005 upon the completion of the sale of the Thomas Regout operations. Recognition of the benefit of such capital loss by the Company was appropriate under GAAP at the time such operations were classified as held for sale Discontinued operations in 2005 relate primarily to additional expenses associated with the disposal of the Thomas Regout operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The timing and amount of insurance recoveries,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise. The Company's 2005 results are subject to completion of an audit and the filing of its Annual Report on Form 10-K for the year ended December 31, 2005, as more fully described in the 15-day extension of the filing deadline of such Form 10-K filed today by the Company.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by GAAP, the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium metals products and waste management industries.





                          VALHI, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                    (In millions, except earnings per share)


                                                                         Three months ended                 Years ended
                                                                            December 31,                    December 31,
                                                                        --------------------         ----------------------
                                                                         2004          2005             2004           2005
                                                                        ------        ------         ---------       ------
                                                                             (Unaudited)
 Net sales
   Chemicals                                                            $283.5       $301.0         $1,128.6       $1,196.7
   Component products                                                     46.5         46.6            182.6          186.3
   Waste management                                                        2.3          2.3              8.9            9.8
                                                                        ------       ------         --------       --------

                                                                        $332.3       $349.9         $1,320.1       $1,392.8
                                                                        ======       ======         ========       ========

 Operating income
   Chemicals                                                            $ 19.3         30.7         $  103.5       $  164.9
   Component products                                                      3.7          5.5             16.2           19.3
   Waste management                                                       (2.9)        (3.0)           (10.2)         (12.1)
                                                                        ------       ------         --------       --------

     Total operating income                                               20.1         33.2            109.5          172.1

 Equity in:
   TIMET                                                                   7.8         16.8             22.7           64.9
   Other                                                                   (.3)         1.2              2.2            3.6

 General corporate items, net:
   Interest and dividend income                                            9.2         28.9             34.6           57.8
   Write-off accrued interest receivable                                   -          (21.6)           -              (21.6)
   Securities transaction gains, net                                       2.1          -                2.1           20.2
   Gain on disposal of fixed assets                                        -            -                 .6           -
   Insurance recoveries                                                    -             .6               .5            3.0
   General expenses, net                                                  (6.4)       (10.1)           (28.0)         (33.2)
 Interest expense                                                        (17.0)       (16.8)           (62.9)         (69.2)
                                                                        ------       ------         --------       --------

     Income before income taxes                                           15.5         33.2             81.3          197.6

 Provision for income taxes (benefit)                                     45.6         15.5           (193.3)         104.2

 Minority interest in after-tax earnings                                   1.3          1.8             48.3           11.7
                                                                        ------       ------         --------       --------

     Income (loss) from continuing operations                            (31.4)        14.9            226.3           81.7

 Discontinued operations                                                   3.3          -                3.7            (.3)
                                                                        ------       ------         --------       --------

     Net income (loss)                                                  $(28.1)      $ 14.9         $  230.0       $   81.4
                                                                        ======       ======         ========       ========



                          VALHI, INC. AND SUBSIDIARIES

                      STATEMENTS OF OPERATIONS (CONTINUED)

                    (In millions, except earnings per share)


                                                                              Three months ended                Years ended
                                                                                December 31,                    December 31,
                                                                           ---------------------          ----------------------
                                                                            2004            2005            2004           2005
                                                                           ------           ----          -------         ------
                                                                                 (Unaudited)

 Basic earnings per share
   Continuing operations                                                   $ (.26)        $  .13          $ 1.89          $  .69
   Discontinued operations                                                    .03            -               .03             -
                                                                           ------         ------          ------          ------

     Net income (loss)                                                     $ (.23)        $  .13          $ 1.92          $  .69
                                                                           ======         ======          ======          ======

 Diluted earnings per share
   Continuing operations                                                   $ (.26)        $  .13          $ 1.88          $  .68
   Discontinued operations                                                    .03            -               .03             -
                                                                           ------         ------          ------          ------

     Net income (loss)                                                     $ (.23)        $  .13          $ 1.91          $  .68
                                                                           ======         ======          ======          ======

 Shares used in calculation of per share amounts
   Basic earnings                                                           120.2          116.8           120.2           118.2
                                                                           ======         ======          ======          ======

   Diluted earnings                                                         120.2          117.2           120.4           118.5
                                                                           ======         ======          ======          ======



                          VALHI, INC. AND SUBSIDIARIES

                       RECONCILIATION OF PERCENT CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                         Three months ended             Years ended
                                                                            December 31,                December 31,
                                                                           2005 vs. 2004               2005 vs. 2004
                                                                    --------------------------------------------------------

Percent change in average selling prices:

  Using actual foreign currency exchange rates                                  +1%                         +9%

  Impact of changes in foreign currency
   exchange rates                                                               +4%                         -1%
                                                                                --                          --

    In billing currencies                                                       +5%                         +8%
                                                                                ==                          ==